Exhibit 99

FOR IMMEDIATE RELEASE DATE: AUGUST 25, 2005	CONTACT: BOB READY OR RON STOWELL (513) 793-3200

LSI INDUSTRIES INC. REPORTS HIGHER OPERATING RESULTS
FOR THE FOURTH QUARTER AND YEAR ENDED JUNE 30, 2005,
AND TAKES THREE DIVIDEND ACTIONS

Cincinnati, August 25, 2005 – LSI Industries Inc. (Nasdaq:LYTS) today reported operating results for the fourth quarter and year ended June 30, 2005.

Financial Highlights
(In thousands, except per
share data; unaudited)

	Three Months Ended June 30			Year Ended June 30
	2005	2004	% Change	2005	2004	% Change
Net Sales	$71,992	$66,690	8.0%	$282,440	$241,405	17.0%

Operating Income	$7,583	$1,954	288.1%	$23,801	$14,034	69.6%

Net Income	$4,575	$1,163	293.4%	$15,105	$8,690	73.8%

Earnings Per Share (diluted)	$0.23	$0.06	283.3%	$0.75	$0.43	74.4%

	6/30/05	6/30/04
Working Capital	$ 67,189	$ 64,724
Total Assets	$172,637	$174,732
Debt	$ --	$ 11,554
Shareholders' Equity	$138,509	$128,863

Fourth Quarter 2005 Results

        Net sales in the fourth quarter of fiscal 2005 were $72.0 million, an 8% increase from last year’s fourth quarter net sales of $66.7 million. Fiscal 2005 fourth quarter net income of $4.6 million ($0.23 per share) increased 293% from the $1.2 million ($0.06 per share) reported last year. The fourth quarter fiscal 2005 income tax provision was reflective of the Company’s final fiscal 2005 effective tax rate of 36.1% for the full year 2005, thereby resulting in an unfavorable impact of approximately $0.01 per share in the fourth quarter. Lighting Segment net sales decreased 5% to $45.1 million, and Graphics Segment net sales increased 38% to $26.9 million. Net sales to the petroleum / convenience store market, the Company’s major market, represented 24% and 22% of total net sales in the fourth quarter of fiscal years 2005 and 2004, respectively. Earnings per share represent diluted earnings per share.

LSI Industries Inc. Fourth Quarter Results
August 25, 2005

Fiscal Year 2005 Results

        Net sales in fiscal 2005 were $282.4 million, a 17% increase from last year’s net sales of $241.4 million. Fiscal 2005 net income of $15.1 million ($0.75 per share) increased 74% from the $8.7 million ($0.43 per share) reported last year. Lighting Segment net sales increased 11% to $177.0 million, and Graphics Segment net sales increased 29% to $105.4 million. Net sales to the petroleum / convenience store market, the Company’s major market, represented 25% and 28% of total net sales in fiscal years 2005 and 2004, respectively.

Balance Sheet

        The balance sheet at June 30, 2005 included current assets of $98.8 million, current liabilities of $31.6 million and working capital of $67.2 million. The current ratio was a strong 3.13 to 1.0. The Company has shareholders’ equity of $138.5 million and no long-term debt. The Company has borrowing capacity as of June 30, 2005 of the full $50 million of its commercial bank facility. With continued strong cash flow, a sound and conservatively capitalized balance sheet, and a $50 million credit facility, LSI Industries’ financial condition is sound and capable of supporting the Company’s planned growth.

Cash Dividend Actions

        The Board of Directors declared a regular cash dividend of $0.10 per share and a year-end special cash dividend of $0.10 per share, both payable September 13, 2005 to shareholders of record as of September 6, 2005. In addition, an increase in the regular quarterly cash dividend rate from $0.10 per share to $0.12 per share was approved effective with the dividend scheduled following the first quarter of fiscal 2006. The new annual indicated rate of $0.48 per share represents a 20% increase over the fiscal 2005 annual rate of $0.40 per share. LSI Industries has increased its regular cash dividend rate thirteen times since it established a regular dividend in 1989.

Cash Dividend Policy

        The Company’s cash dividend policy is that the indicated annual dividend rate will be set between 40% and 60% of the expected net income for the current fiscal year. Consideration will also be given by the Board to special year-end cash or stock dividends. The declaration and amount of any cash and stock dividends will be determined by the Board of Directors in its discretion based upon its evaluation of earnings, cash flow requirements and future business developments and opportunities, including acquisitions.

Company Comments

         Bob Ready, President and Chief Executive Officer, stated, “Sales and earnings increased substantially during fiscal 2005, and our already strong financial position was further enhanced by the elimination of long-term debt and an increase in shareholders’ equity. Even more importantly, we are beginning to realize the benefits of a number of strategies, plans, and directions that were started several years ago as mentioned in my fiscal 2004 President’s Letter to shareholders. Numerous improvements were made in our lighting segment and our efforts to build brand awareness through our LSI Lighting Solutions Plus and LSI Graphics Solutions Plus groups is working well. With these groups working together we truly do see opportunity everywhere as we capitalize on our core strategy of “Lighting + Graphics + Technology = Complete Image Solutions.” Of course, there are always additional opportunities for improvement. Barring unforeseen circumstances, we expect continued growth in sales and earnings in fiscal 2006. Based on recent and on-going involvement with our customers, we are quite optimistic that re-imaging in the petroleum / convenience store market is getting underway and will gain momentum later this fiscal year and into fiscal 2007.”

LSI Industries Inc. Fourth Quarter Results
August 25, 2005

        “Regarding cash dividends, as a major shareholder of LSI Industries I recognize the importance of cash dividends over the long-term. We have been paying cash dividends on an uninterrupted and increasing rate since 1989. Fiscal 2005 was a good year and an extra cash dividend of $0.10 per share was declared. Of even greater significance, the Board of Directors has increased the regular quarterly rate from $0.10 per share to $0.12 per share, an increase of 20%. Over the most recent three years, the annual rate has increased from $0.288 to $0.40 to $0.48 per share, a cumulative increase of 67%, plus the most recent year-end special cash dividend. Our most recent increase in the indicated annual rate is consistent with the Company’s policy of setting the annual rate between 40% and 60% of expected net income for the current fiscal year.”

        “In summary, we are well positioned, strategically and financially, to continue our growth. We expect higher sales and earnings for fiscal 2006 and look forward to providing more information during our upcoming conference call scheduled for 3:00 p.m. EST today. At that time, I will be joined by Ron Stowell, Chief Financial Officer, Scott Ready, President LSI Lighting Solutions Plus and David McCauley, President LSI Graphic Solutions Plus, who will comment on their areas of responsibility.”

         Scott Ready, President of LSI Lighting Solutions Plus, said, “Over the last 12 months, we have begun to share with our customers and industry partners the outline of a new lighting group organization based on a very simple and logical strategy. Specifically, the close coordination of our various lighting companies will achieve results far beyond what these companies can achieve independently. In fiscal 2005, the LSI Lighting Solutions Plus team began to transition this concept into a reality. During fiscal 2005, the lighting group recorded the highest level of lighting sales in the history of our company. Operating income continues to improve even with the short-term impact of costs associated with additional systems implementations and organizational restructuring. Our JD Edwards OneWorld system implementation along with coordinated efforts in sales, engineering, manufacturing, purchasing and service are beginning to produce visible returns in terms of our ability to adapt to a changing marketplace. We have continued to make investments to improve our manufacturing capacity and throughput in each of our lighting operations. We have made strong improvements in inventory control and use our system’s continuity between operations to enhance the movement of finished goods stock. We have maintained or grown our market share position in our established niche markets and have made significant progress in expanding our presence in large commercial and industrial lighting markets. With a stable agent sales force and new product releases in all product categories, we are poised to maintain this momentum in fiscal 2006. While we have certainly achieved growth in this traditional sense, we have also grown immeasurably as a unified organization building upon the foundations long established over the almost 30 years of LSI’s success. We enter the new fiscal year focused on consistent day-to-day performance in a challenging lighting market, while at the same time using our unified companies to take advantage of larger more cyclical program business that is generated by our combined image business opportunities working with LSI Graphics Solutions Plus. We believe our dedication to our core fundamental strategies of aggressive yet selective market penetration, constant cost control, conservative financial disciplines and the unique advantage that our Lighting, Graphics and Technology capabilities provide us form the basis of continued strong performance for years to come. “

LSI Industries Inc. Fourth Quarter Results
August 25, 2005

         David McCauley, President of LSI Graphic Solutions Plus, commented, “The Graphics Segment completed fiscal 2005 with record results in both sales and operating income. The plan and disciplines set forth during the last two years have proven successful and will serve us well in the years ahead. We understand our market and watch closely for any changes that we can capitalize on or should be cautious of. Many of the markets we serve are in the process of or are due for a change. Trends, themes and marketing programs’ life cycles continue to shorten constantly providing us with more demand. Mergers, acquisitions, joint ventures, new offerings and new brands are very active and again are boosting demand for our services. The biggest challenge on the graphics side of the business is to smooth the flow from quarter to quarter or year to year. Many programs can be massive in nature and a delay in projects can cause earnings and production challenges in any particular quarter. The business flow in fiscal 2005 was pretty smooth, certainly a model we will strive for in future years. Operational efficiencies between manufacturing plants was very good and much improved this past year. Sales coordination, engineering, design services, and supply arrangements are areas in which we had strong teamwork and coordinated efforts. Probably the most exciting and secure feeling is taking all the learned, best practices of the past two years and applying them in the fiscal 2006 plan to a presently strong marked demand. The coordinated effort between the lighting and graphics groups was good in fiscal 2005 and shows much more promise going forward. Our entry and posturing into the electronic digital side of the business and the market acceptance of this graphic medium is positive and promising. We expect this niche to play a larger role in our future. We have built the Graphics Segment to be the recognized leader in the industry and are well known for our capabilities, thereby making us the vendor of choice for large complicated and demanding programs. The effort and plans to make the LSI lighting and graphics businesses a totally integrated image company are working. It is just a matter of execution and we feel disciplined, strong and capable of more exciting years to come.”

Acquisitions

        Carefully selected acquisitions have long been an important part of LSI’s strategic growth plans. We continue to seek out, screen and evaluate potential acquisitions that could add to our lighting or graphics product lines or enhance our position in selected markets. Although no definitive discussions or negotiations are presently underway, the Company’s balance sheet and cash flow provide the financial platform for growth through acquisitions.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995:

This document contains certain forward-looking statements that are subject to numerous assumptions, risks or uncertainties. The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements. Forward-looking statements may be identified by words such as “estimates,” “anticipates,” “projects,” “plans,” “expects,” “intends,” “believes,” “should” and similar expressions and by the context in which they are used. Such statements are based upon current expectations of the Company and speak only as of the date made. Risks and uncertainties include, but are not limited to, the impact of competitive products and services, product demand and market acceptance risks, reliance on key customers, financial difficulties experienced by customers, the adequacy of reserves and allowances for doubtful accounts, fluctuations in operating results or costs, unfavorable outcomes of litigation, unexpected difficulties in integrating acquired businesses, and the ability to retain key employees of acquired businesses. The Company has no obligation to update any forward-looking statements to reflect subsequent events or circumstances.

LSI Industries Inc. Fourth Quarter Results
August 25, 2005

About the Company

        LSI Industries is an Image Solutions company, combining integrated design, manufacturing, and technology to supply its own high quality lighting fixtures and graphics elements for applications in the retail, specialty niche, and commercial markets. The Company’s Lighting Segment produces high performance products dedicated to the outdoor, architectural outdoor, indoor, architectural indoor and accent/downlight markets. The Graphics Segment provides a vast array of products and services including signage, menu board systems, active digital signage, decorative fixturing, design support, engineering and project management for custom programs for today’s retail environment. LSI’s major markets are the petroleum / convenience store, multi-site retail (including automobile dealerships, restaurants and national retail accounts) and the commercial / industrial lighting markets. LSI employs approximately 1,600 people in fifteen facilities located in Ohio, California, New York, North Carolina, Kansas, Kentucky, Oregon, Rhode Island, Tennessee, Texas and Washington. The Company’s common shares are traded on the Nasdaq National Market under the symbol LYTS.

For further information, contact either Bob Ready, Chief Executive Officer and President, or Ron Stowell, Vice President, Chief Financial Officer, and Treasurer at (513) 793-3200.

Additional note: Today’s news release, along with past releases from LSI Industries, is available on the Company’s internet site at www.lsi-industries.com or by email or fax, by calling the Investor Relations Department at (513) 793-3200.

LSI Industries Inc. Fourth Quarter Results
August 25, 2005

LSI INDUSTRIES INC.

Condensed Income Statements

(in thousands, except per share data; unaudited)

	Three Months Ended June 30		Year Ended June 30
	2005	2004	2005	2004
Net sales	$71,992	$66,690	$282,440	$241,405
Cost of products sold	52,886	52,432	210,144	181,883

Gross profit	19,106	14,258	72,296	59,522

Selling and administrative expenses	11,523	12,304	48,309	45,488

Goodwill Impairment	--	--	186	--

Operating income	7,583	1,954	23,801	14,034

Interest (income) expense, net	(13)	66	153	237

Income before income taxes	7,596	1,888	23,648	13,797

Income tax expense	3,021	725	8,543	5,107

Net income	$4,575	$1,163	$15,105	$8,690

Earnings per common share

Basic	$0.23	$0.06	$0.76	$0.44

Diluted	$0.23	$0.06	$0.75	$0.43

Weighted average common shares outstanding

Basic	19,818	19,735	19,782	19,717

Diluted	20,226	20,046	20,087	20,038

Condensed Balance Sheets
(in thousands, unaudited)

	June 30, 2005	June 30, 2004
Current Assets	$98,804	$97,123
Property, Plant and Equipment, net	51,084	54,152
Other Assets	22,749	23,457

	$172,637	$174,732

Current Liabilities	$31,615	$32,399
Other Long-Term Liabilities	2,513	13,470
Shareholders' Equity	138,509	128,863

	$172,637	$174,732